UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2010

STEINWAY MUSICAL INSTRUMENTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11911	35-1910745
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Street, Suite 305, Waltham, Massachusetts 02453

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(781) 894-9770

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Conn-Selmer, Inc. and Steinway, Inc., both wholly owned subsidiaries of Steinway Musical Instruments, Inc. (the “Company”), as borrowers (the “Borrowers”) entered into a Loan and Security Agreement dated as of October 5, 2010 (the “Loan Agreement”), among the Borrowers; the several lenders from time to time parties thereto (the “Lenders”); and Bank of America, N.A., as Administrative Agent. In order to guarantee the obligation of the Borrowers, the Company and certain other wholly owned subsidiaries of the Company entered into a Guarantor Security Agreement in favor of Bank of America, N.A., Administrative Agent for the Lenders.

The Loan Agreement replaces the Company’s current credit facility with GMAC Commercial Finance LLC.  The Loan Agreement provides for loans up to $100.0 million at a rate equal to either (a) the London Interbank Offering Rate (“LIBOR”) plus a range of 1.75% to 2.25% or (b) the Prime Rate or the Federal Funds Rate plus 0.50% (the “Base Rate”) plus a range of 0.75% to 1.25%. Both ranges depend upon excess borrowing availability.  The Loan Agreement expires in October 2015 and is secured by substantially all of the assets of the Borrowers, the Company and its domestic wholly owned subsidiaries.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description

4.1

Loan and Security Agreement dated as of October 5, 2010, among Conn-Selmer, Inc. and Steinway, Inc. as borrowers; the several lenders from time to time parties thereto; and Bank of America, N.A., as Administrative Agent.

4.2

Guarantor Security Agreement dated as of October 5, 2010 by Steinway Musical Instruments, Inc. and certain wholly owned subsidiaries of the Company in favor of Bank of America, N.A., Administrative Agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 8, 2010	STEINWAY MUSICAL INSTRUMENTS, INC.

	By:	/s/ Dana D. Messina

	Name:	Dana D. Messina
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1

Loan and Security Agreement dated as of October 5, 2010, among Conn-Selmer, Inc. and Steinway, Inc. as borrowers; the several lenders from time to time parties thereto; and Bank of America, N.A., as Administrative Agent.

4.2

Guarantor Security Agreement dated as of October 5, 2010 by Steinway Musical Instruments, Inc. and certain wholly owned subsidiaries of the Company in favor of Bank of America, N.A., Administrative Agent for the lenders.